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                                                                    Exhibit 99.1

                         AMERICAN TECHNOLOGY CORPORATION
                      REPORTS FISCAL THIRD QUARTER RESULTS


SAN DIEGO, California, August 9, 2005 - American Technology Corporation (NASDAQ:
ATCO) an innovator of proprietary sound reproduction technologies, today reported results for its third fiscal quarter of 2005 ended June 30, 2005. Revenues for the quarter were $1.39 million compared to $2.11 million for the third quarter of fiscal 2004, a decrease of 34 percent. The company's mix of business in the third quarter of 2005 was approximately 88% government and force protection systems group and 12% commercial products group, compared to 87% and 13% for the three month period ended June 30, 2004. The decrease in revenues in the third quarter resulted primarily from reduced government sales of LRAD(TM) products compared to the same period of 2004. The company's government sales consist of large sales to a limited number of customers and the timing of deliveries can cause quarterly results to fluctuate widely.


The company reported a gross profit of $0.40 million for the third quarter compared to $1.10 million for the same quarter in fiscal 2004. The company also reported a loss from operations of $3.75 million for the quarter, compared to a loss from operations of $1.40 million for the same period in fiscal 2004. The third quarter's research and development expenses reflected high levels of prototype costs, temporary staffing and other startup costs associated with MRAD(TM) and HSS(R) H450 products. Other operating costs increased as the company marketed more products and incurred increased public company compliance costs.


Net loss available to common stockholders for the third quarter of 2005 was $(0.17) per basic and diluted share, compared to $(0.09) per basic and diluted share for the same period last year.


Revenues for the first nine months of fiscal 2005 were $8.62 million compared to $4.38 million for the first nine months of fiscal 2004, an increase of 97 percent. For the nine month period ended June 30, 2005, the company's mix of business was approximately 95% government and force protection systems group and 5% commercial products group, compared to 82% and 18% for first nine months of fiscal 2004.


The company reported a gross profit of $4.65 million for the first nine months of fiscal 2005 compared to $2.02 million for the same period in fiscal 2004. The company also reported a loss from operations of $6.50 million for the first nine months, compared to a loss from operations of $3.73 million for the same period in fiscal 2004. The increased operating loss was due to temporary increases in research and development, and increases in selling, general and administrative expenses.


For the first six months of fiscal 2005, net loss available to common stockholders including non-cash deemed dividends was $(0.41) per basic and diluted share compared to $(0.24) per basic and diluted share for the same period last year.


MANAGEMENT COMMENTARY

"We are very excited by both customers' and market reaction to our new HSS H450 and MRAD products reflected in new orders, backlog, increasing product trials and demonstrations," said Kalani Jones, president and chief operations officer of American Technology Corporation. "We now have an impressive line of eight products, protected by over 320 U.S. and foreign patents and pending patent applications, that provide a wide range of directional sound solutions for current and prospective customers. We expect a significant reduction in research and development expenses in the fourth quarter as we have substantially reduced the number of employees and temporary contractors and have completed related prototyping and startup costs."


"We remain on track for a substantial increase in fiscal 2005 revenues over fiscal 2004, having recorded over $8.62 million in products and services in the first nine months of the fiscal year. While our quarterly revenues will fluctuate due to the early stages of the markets and products in which we are involved and the timing of product deliveries, we expect a major improvement in our operating and financial performance as we focus on sales and maintain a lean organization."


Jones concluded, "We expect to record revenues this quarter from our growing backlog of orders for our new HSS H450, our recently announced SoundVector(TM) product license, and from MRAD, LRAD and NeoPlanar(R)-based products sales. We continue to expect approximately $4 million in revenues in fiscal Q4 2005, with significant contributions from both the government and force protection systems group and the commercial products group."


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About American Technology Corporation


American Technology Corporation is Shaping the Future of Sound(R) by developing, manufacturing and globally distributing its proprietary sound technologies and products which include: the award-winning HSS(R) (HyperSonic(R) Sound technology); LRAD(TM) (Long Range Acoustic Device) products family; NeoPlanar(R) products family, and others. The Company is establishing a strong portfolio of patents, trademarks, and intellectual property including over 320 U.S. and foreign patents and pending patent applications to date. For more information on the company and its technologies and products please visit our web site at www.atcsd.com.


Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to our dependence on a limited number of large orders, the unproven markets for many of our sound technologies, changes in the sound reproduction industry, the need for market acceptance of our sound reproduction technologies particularly in our commercial products group, the entry of competitors in our target markets, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, our ability to develop future products which maintain a competitive advantage over competing products, pricing pressures, technology shifts, potential technical or manufacturing difficulties that could delay product introductions, possible government regulations, warranty or other claims, general economic and political factors which influence buying decisions, particularly in our government group, and other risks identified and discussed in the our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. American Technology Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.



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                         AMERICAN TECHNOLOGY CORPORATION
                       Condensed Statements of Operations
                     (in thousands except per share amounts)
                                   (unaudited)



                                    For the three      For the nine
                                     months ended      months ended
                                   ----------------- -----------------
                                        June 30,          June 30,
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------
Revenues:
  Product sales                     $1,379   $2,089   $8,540   $4,201
  Contract and license                  15       18       80      174
                                   -------- -------- -------- --------
Total revenues                       1,394    2,107    8,620    4,375
Cost of revenues                       992    1,006    3,973    2,360
                                   -------- -------- -------- --------
Gross profit                           402    1,101    4,647    2,015
                                   -------- -------- -------- --------


Operating expenses:
  Selling, general and
   administrative                    2,879    1,614    6,969    3,766
  Research and development           1,269      890    4,182    1,984
                                   -------- -------- -------- --------
Total operating expenses             4,148    2,504   11,151    5,750

Loss from operations                (3,746)  (1,403)  (6,504)  (3,735)
                                   -------- -------- -------- --------

Other income (expense):
  Interest income (expense)           (115)      13     (229)      43
  Unrealized gain on derivative
   revaluation                         451        -      183        -
  Warrant impairment expense          (183)       -     (183)       -
                                   -------- -------- -------- --------
Total other income (expense)           153       13     (229)      43
                                   -------- -------- -------- --------
Net loss                            (3,593)  (1,390)  (6,733)  (3,692)
Dividend requirements on
 convertible preferred stock             -      387    1,796    1,088
                                   -------- -------- -------- --------
Net loss available to common
 stockholders                      $(3,593) $(1,777) $(8,529) $(4,780)
                                   -------- -------- -------- --------
Net loss per share of common stock
 - basic and diluted                $(0.17)  $(0.09)  $(0.41)  $(0.24)
                                   -------- -------- -------- --------
Average weighted number of common
 shares outstanding                 21,329   19,720   20,599   19,534
                                   -------- -------- -------- --------

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                         AMERICAN TECHNOLOGY CORPORATION
                            Condensed Balance Sheets
                                 (in thousands)


                                              June 30,   September 30,
                                                2005         2004
                                             (unaudited)      (a)
                                             ----------- -------------
ASSETS
Current Assets:
  Cash                                           $2,370        $4,179
  Accounts Receivable                               507           927
  Inventories                                     1,572           651
  Prepaid expenses and other                        329           156
  Prepaid transaction costs                         660             -
                                             ----------- -------------
Total current assets                              5,438         5,913
Equipment, net                                      693           453
Patents, net                                      1,355         1,279
                                             ----------- -------------
Total assets                                     $7,486        $7,645
                                             ----------- -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable                                $2,121        $1,300
 Accrued liabilities                              1,280         1,129
Capital lease short-term portion                     12            11
Derivative instrument                               660             -
                                             ----------- -------------
Total current liabilities                         4,073         2,440
                                             ----------- -------------
Long-Term Liabilities                             1,450            12
Stockholders' equity                              1,963         5,193
                                             ----------- -------------
Total liabilities and stockholders' equity       $7,486        $7,645
                                             ----------- -------------


   (a) Derived from the audited financial statements as of September 30, 2004

    CONTACT: American Technology Corporation
             Investor relations:
             Robert Putnam, 858-679-3168
             robert@atcsd.com
             or
             Media inquiries:
             Don Mathias, 949-855-4520
             dwmath@aol.com